Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-149247, 333-142619, 333-134578, 333-127771, 333-116893 and Form S-3 Nos. 333-152838, 333-129444, 333-128865) of Senomyx, Inc. of our reports dated February 10, 2009 with respect to the financial statements of Senomyx, Inc. and the effectiveness of internal control over financial reporting of Senomyx, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2008.

/s/ Ernst & Young LLP

San Diego, California

February 10, 2009